Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Inland Real Estate Corporation:

We have audited the accompanying consolidated balance sheets of Inland Real Estate Corporation (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inland Real Estate Corporation as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2012, except as

to notes 4, 8, 13, and 18, which

are as of October 4, 2012

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands, except per share data)

	December 31, 2011	December 31, 2010
Assets:
Investment properties:
Land	$314,384	345,637
Construction in progress	1,669	142
Building and improvements	950,421	999,723

	1,266,474	1,345,502
Less accumulated depreciation	323,839	326,546

Net investment properties	942,635	1,018,956

Cash and cash equivalents	7,751	13,566
Investment in securities	12,075	10,053
Accounts receivable, net	30,097	37,755
Investment in and advances to unconsolidated joint ventures	101,670	103,616
Acquired lease intangibles, net	31,948	38,721
Deferred costs, net	18,760	17,041
Other assets	14,970	15,133

Total assets	$1,159,906	1,254,841

Liabilities:
Accounts payable and accrued expenses	$33,165	34,768
Acquired below market lease intangibles, net	11,147	10,492
Distributions payable	4,397	4,139
Mortgages payable	391,202	483,186
Unsecured credit facilities	280,000	195,000
Convertible notes	27,863	107,360
Other liabilities	21,719	18,898

Total liabilities	769,493	853,843

Stockholders’ Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; 2,000 Series A shares issued and outstanding at December 31, 2011 and none issued and outstanding at December 31, 2010	50,000	-
Common stock, $0.01 par value, 500,000 Shares authorized; 88,992 and 87,838 Shares issued and outstanding at December 31, 2011 and 2010, respectively	890	878
Additional paid-in capital (net of offering costs of $67,753 and $65,322 at December 31, 2011 and 2010, respectively)	783,211	775,348
Accumulated distributions in excess of net income	(435,201)	(376,480)
Accumulated other comprehensive income (loss)	(7,400)	1,148

Total stockholders’ equity	391,500	400,894

Noncontrolling interest	(1,087)	104

Total equity	390,413	400,998

Total liabilities and equity	$1,159,906	1,254,841

The accompanying notes are an integral part of these financial statements.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands, except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”), which are included in the Consolidated Balance Sheets as of December 31, 2010.  There were no consolidated VIE assets and liabilities as of December 31, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.  Reference is made to footnote 3 of this Annual Report on Form 10-K for additional information related to the deconsolidation of the VIE assets and liabilities.

December 31, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$7,292
Building and improvements	22,283

29,575
Less accumulated depreciation	237

Net investment properties	29,338

Acquired lease intangibles, net	5,450
Other assets	403

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$35,191

Liabilities of consolidated VIE’s for which creditors or beneficial interest holders do not have recourse to the general credit of the Company

Mortgages payable	$19,353
Other liabilities	615

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$19,968

The accompanying notes are an integral part of these financial statements.

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations and Other Comprehensive Income

For the years ended December 31, 2011, 2010 and 2009

(In thousands except per share data)

	2011	2010	2009
Revenues
Rental income	$118,145	115,577	115,353
Tenant recoveries	39,325	42,598	41,515
Other property income	1,948	2,020	4,439
Fee income from unconsolidated joint ventures	6,027	3,578	3,330
Total revenues	165,445	163,773	164,637

Expenses:
Property operating expenses	27,602	30,859	28,650
Real estate tax expense	28,174	32,313	30,160
Depreciation and amortization	49,875	43,765	44,649
Provision for asset impairment	5,223	18,190	4,696
General and administrative expenses	14,655	13,735	12,639
Total expenses	125,529	138,862	120,794

Operating income	39,916	24,911	43,843

Other income	2,438	4,563	2,813
Gain on sale of investment properties	-	-	341
Gain (loss) from change in control of investment properties	(1,400)	5,018	-
Gain on sale of joint venture interest	1,366	4,555	2,766
Gain on extinguishment of debt	-	1,481	8,977
Impairment of investment securities	-	-	(2,660)
Interest expense	(41,580)	(36,052)	(33,888)
Income before income tax benefit (expense) of taxable REIT subsidiaries, equity in loss of unconsolidated joint ventures and discontinued operations	740	4,476	22,192

Income tax benefit (expense) of taxable REIT subsidiaries	632	(719)	513
Equity in loss of unconsolidated joint ventures	(8,124)	(4,365)	(16,494)
Income (loss) from continuing operations	(6,752)	(608)	6,211
Income (loss) from discontinued operations	(302)	2,132	3,415
Net income (loss)	(7,054)	1,524	9,626

Less: Net income attributable to the noncontrolling interest	(130)	(306)	(417)
Net income (loss) attributable to Inland Real Estate Corporation	(7,184)	1,218	9,209

Dividends on preferred shares	(948)	-	-
Net income (loss) attributable to common stockholders	(8,132)	1,218	9,209

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	(1,053)	1,549	3,068
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	(1,191)	(2,080)	2,660
Unrealized gain (loss) on derivative instruments	(6,304)	(2,031)	217

Comprehensive income (loss)	$(16,680)	(1,344)	15,154

Basic and diluted earnings attributable to common shares per weighted average common share:

Income (loss) from continuing operations	$(0.09)	(0.01)	0.08
Income from discontinued operations	-	0.02	0.04
Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$(0.09)	0.01	0.12

Weighted average number of common shares outstanding – basic	88,530	85,951	78,441
Weighted average number of common shares outstanding – diluted	88,530	85,951	78,504

The accompanying notes are an integral part of these financial statements.

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Equity

For the years ended December 31, 2011, 2010 and 2009

(In thousands except per share data)

	2011	2010	2009
Number of shares
Balance at beginning of year	87,838	84,560	66,498
Shares issued from DRP	299	309	803
Cancelled restricted shares	(1)	-	(2)
Exercise of stock options	1	-	-
Issuance of shares	855	2,969	17,261
Balance at end of year	88,992	87,838	84,560

Preferred Stock
Balance at beginning of year	$-	-	-
Issuance of shares	50,000	-	-
Balance at end of year	50,000	-	-

Common Stock
Balance at beginning of year	878	846	665
Proceeds from DRP	4	3	9
Issuance of shares	8	29	172
Balance at end of year	890	878	846

Additional Paid-in capital
Balance at beginning of year	775,348	749,156	636,199
Proceeds from DRP	2,485	2,604	6,319
Deferred stock compensation	(80)	48	15
Amortization of debt issue costs	42	(330)	62
Exercise of stock options	9	-	-
Issuance of shares	7,838	24,720	112,217
Offering costs	(2,431)	(850)	(5,656)
Balance at end of year	783,211	775,348	749,156

Accumulated distributions in excess of net income
Balance at beginning of year	(376,480)	(328,690)	(284,024)
Net income (loss) attributable to Inland Real Estate Corporation	(7,184)	1,218	9,209
Dividends on preferred shares	(948)	-	-
Distributions declared, common	(50,589)	(49,008)	(53,875)
Balance at end of year	(435,201)	(376,480)	(328,690)

Accumulated other comprehensive income (loss)
Balance at beginning of year	1,148	3,710	(2,235)
Unrealized gain (loss) on investment securities	(1,053)	1,549	3,068
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	(1,191)	(2,080)	2,660
Unrealized gain (loss) on derivative instruments	(6,304)	(2,031)	217
Balance at end of year	(7,400)	1,148	3,710

Noncontrolling interest
Balance at beginning of year	104	1,693	2,146
Net income attributable to noncontrolling interest	130	306	417
Contributions to noncontrolling interest	25	25	24
Purchase of noncontrolling interest	(735)	(1,218)	(149)
Distributions to noncontrolling interest	(611)	(702)	(745)
Balance at end of year	(1,087)	104	1,693

Total equity	$390,413	400,998	426,715

The accompanying notes are an integral part of these financial statements

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010, and 2009

(In thousands)

	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$(7,054)	1,524	9,626
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairment	8,064	18,190	4,696
Depreciation and amortization	50,987	45,548	46,908
Amortization of deferred stock compensation	(80)	48	15
Amortization on acquired above/below market leases and lease inducements	(336)	158	(61)
Gain on sale of investment properties	(1,509)	(1,850)	(2,349)
Income from assumption of investment property	-	(890)	-
Gain (loss) from change in control of investment properties	1,400	(5,018)	-
Loss on land condemnation	-	259	-
Gain on extinguishment of debt	-	(1,481)	(8,977)
Realized (gain) loss on investment securities, net	(1,264)	(2,352)	1,224
Equity in loss of unconsolidated ventures	8,124	4,365	16,495
Gain on sale of joint venture interest	(1,366)	(4,555)	(2,766)
Straight line rent	(1,562)	(1,579)	732
Amortization of loan fees	3,668	2,420	3,031
Amortization of convertible note discount	1,288	1,426	1,422
Distributions from unconsolidated joint ventures	1,146	904	42
Changes in assets and liabilities:
Restricted cash	1,384	(361)	751
Accounts receivable and other assets, net	6,439	3,089	4,401
Accounts payable and accrued expenses	(2,715)	2,861	(1,120)
Prepaid rents and other liabilities	(3,340)	(3,183)	(3,019)
Net cash provided by operating activities	63,274	59,523	71,051

Cash flows from investing activities:
Restricted cash	$20	(2,641)	(170)
Proceeds from sale of interest in joint venture, net	62,929	35,461	32,656
(Purchase) sale of investment securities, net	(3,001)	2,813	1,908
Purchase of investment properties	(125,604)	(102,478)	-
Additions to investment properties, net of accounts payable	(40,775)	(23,470)	(16,785)
Proceeds from sale of investment properties, net	10,796	46,868	7,712
Land condemnation	-	65	-
Proceeds from change in control of investment properties	499	11,886	-
Distributions from unconsolidated joint ventures	8,831	10,386	12,325
Investment in unconsolidated joint ventures	(11,135)	(4,815)	(28,435)
Mortgages receivable	-	-	(515)
Leasing fees	(4,411)	(2,810)	(2,604)
Net cash provided by (used in) investing activities	(101,851)	(28,735)	6,092

The accompanying notes are an integral part of these financial statements.

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009

(In thousands)

	2011	2010	2009
Cash flows from financing activities:
Proceeds from the DRP	$2,489	2,607	6,328
Proceeds from exercise of stock options	9	-	-
Issuance of shares, net of offering costs	55,415	23,899	106,733
Purchase of noncontrolling interest, net	(710)	(1,193)	(125)
Loan proceeds	93,321	187,512	2,700
Payoff of debt	(66,440)	(179,829)	(93,289)
Proceeds from unsecured loan	50,000	10,000	-
Proceeds from the unsecured line of credit facility	231,425	187,000	120,000
Repayments on the unsecured line of credit facility	(196,425)	(187,000)	(127,000)
Repayments on convertible notes	(82,648)	(15,483)	(31,040)
Loan fees	(3,187)	(7,318)	(321)
Distributions paid	(51,279)	(48,885)	(55,288)
Distributions to noncontrolling interest partners	(611)	(702)	(745)
Other current liabilities	1,403	5,451	(3,557)
Net cash provided by (used in) financing activities	32,762	(23,941)	(75,604)

Net increase (decrease) in cash and cash equivalents	(5,815)	6,847	1,539

Cash and cash equivalents at beginning of year	13,566	6,719	5,180

Cash and cash equivalents at end of year	$7,751	13,566	6,719

Supplemental disclosure of cash flow information

Cash paid for interest, net of capitalized interest	$36,502	30,088	31,407

The accompanying notes are an integral part of these financial statements.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(1)           Organization and Basis of Accounting

Inland Real Estate Corporation (the “Company”), a Maryland corporation, was formed on May 12, 1994.  The Company is a publicly held real estate investment trust (“REIT”) that owns, operates and develops (directly or through its unconsolidated entities) open-air neighborhood, community and power shopping centers and single tenant retail properties located primarily in Midwest markets.

All amounts in these footnotes to the consolidated financial statements are stated in thousands with the exception of per share amounts, square foot amounts, number of properties, number of states, number of leases and number of employees.

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Certain reclassifications were made to the 2010 and 2009 financial statements to conform to the 2011 presentation but have not changed the results of prior years, other than as indicated or discussed.  Please refer to footnote 12 for a discussion of an immaterial accounting error related to the accounting for convertible note extinguishments that occurred in 2010, 2009 and 2008.

The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries and consolidated joint ventures.  These entities are consolidated because the Company is the primary beneficiary of a variable interest entity (“VIE”).  The primary beneficiary is the party that has a controlling financial interest in the VIE, which is defined by the entity having both of the following characteristics: 1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and 2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.  The third parties’ interests in these consolidated entities are reflected as noncontrolling interest in the accompanying consolidated financial statements.  All inter-company balances and transactions have been eliminated in consolidation.

The consolidated results of the Company include the accounts of Inland Ryan LLC, Inland Ryan Cliff Lake LLC, IRC–IREX Venture, LLC, and IRC-IREX Venture II, LLC.  The Company has determined that these interests are noncontrolling interests to be included in permanent equity, separate from the Company’s shareholders’ equity, in the consolidated balance sheets and statements of equity.  Net income or loss related to these noncontrolling interests is included in net income or loss in the consolidated statements of operations.

The Company considers all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents.  The Company maintains its cash and cash equivalents at financial institutions.  The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposits in excess of FDIC insurance coverage.  However, the Company does not believe the risk is significant based on its review of the rating of the institutions where its cash is deposited.  In 2008, FDIC insurance coverage was increased to $250,000 per depositor at each insured bank.  This increase will be in place until December 31, 2013, at which time it will return to $100,000 per depositor, unless coverage is further extended.  As of December 31, 2010, all funds in a noninterest-bearing transaction account are insured in full by the FDIC from December 31, 2010 through December 31, 2012.  This temporary unlimited coverage is in addition to, and separate from, the coverage of at least $250,000 available to depositors under the FDIC’s general deposit insurance rules.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Accounting Policies

Depreciation expense is computed using the straight-line method.  Building and improvements are depreciated based upon estimated useful lives of each asset type.  The Company accounts for tenant allowances as tenant improvements.  Tenant improvements are depreciated over the life of the related lease.

Acquired above and below market leases are amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  Acquired in-place leases and customer relationship values are amortized over the life of the related leases as a component of amortization expense.

Leasing fees are amortized on a straight-line basis over the life of the related lease.  Loan fees are amortized on a straight-line basis over the life of the related loan, which approximate the effective interest method.  Leasing fees and loan fees are presented in the accompanying consolidated balance sheets as deferred costs.  Deferred costs are presented net of accumulated amortization of $6,538 and $6,371 for the years ended December 31, 2011 and 2010, respectively.

The Company expenses acquisition costs for investment property acquisitions, accounted for as business combinations, to record the acquisition at its fair value.

The Company allocates the purchase price of each acquired investment property between land, building and improvements, other intangibles (including acquired above market leases, acquired below market leases, customer relationships and acquired in-place leases) and any assumed financing that is determined to be above or below market terms.  Purchase price allocations are based on our estimates.  The value allocated to land as opposed to building affects the amount of depreciation the Company records.  If more value is attributed to land, depreciation expense is lower than if more value is attributed to building and improvements.  In some circumstances, the Company engages independent real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however; the Company is ultimately responsible for the purchase price allocations.  The Company determines whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties.

Amortization pertaining to the above market lease intangibles of $832, $742 and $406 was recorded as a reduction to rental income for the years ended December 31, 2011, 2010 and 2009, respectively.  Amortization pertaining to the below market lease intangibles of $1,208, $615 and $474 was recorded as an increase to rental income for the years ended December 31, 2011, 2010 and 2009, respectively.  The Company incurred amortization expense pertaining to acquired in-place lease intangibles of $6,540, $4,435 and $2,798 for the years ended December 31, 2011, 2010 and 2009, respectively.  In the accompanying consolidated balance sheets, acquired lease intangibles is presented net of accumulated amortization of $12,686 and $9,156 for the years ended December 31, 2011 and 2010, respectively and acquired below market lease intangibles are net of accumulated amortization of $2,980 and $2,292 for the years ended December 31, 2011 and 2010, respectively.  The table below presents the amounts to be recorded for the amortization of intangibles over the next five years:

Year	Amortization of Above Market Lease Intangibles	Amortization of Below market Lease Intangibles	Amortization of In Place Lease Intangibles	Total

2012	$822	(992)	5,335	5,165
2013	774	(988)	4,627	4,413
2014	700	(848)	4,084	3,936
2015	604	(747)	2,325	2,182
2016	490	(618)	1,534	1,406
Thereafter	1,645	(6,954)	9,008	3,699

Total	$5,035	(11,147)	26,913	20,801

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

In determining whether to classify an asset as held for sale, the Company considers whether: (i) management has committed to a plan to sell the asset; (ii) the asset is available for immediate sale, in its present condition; (iii) the Company has initiated a program to locate a buyer; (iv) the Company believes that the sale of the asset is probable; (v) the Company has received a significant non-refundable deposit for the purchase of the property; (vi) the Company is actively marketing the asset for sale at a price that is reasonable in relation to its current value; and (vii) actions required for the Company to complete the plan indicate that it is unlikely that any significant changes will be made to the plan.

If all of the above criteria are met, the Company classifies the asset as held for sale.  On the day that these criteria are met, the Company suspends depreciation on the assets held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases and customer relationship values.  The assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell.  The assets and liabilities associated with those assets that are held for sale are classified separately on the consolidated balance sheets for the most recent reporting period.  Additionally, the operations for the periods presented are classified on the consolidated statements of operations and other comprehensive income as discontinued operations for all periods presented.

The Company assesses the carrying values of its investment properties, whenever events or changes in circumstances indicate that the carrying amounts of these investment properties may not be fully recoverable. Recoverability of the investment properties is measured by comparison of the carrying amount of the investment property to the estimated future undiscounted cash flows.  In order to review the Company’s investment properties for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Company’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.

The Company estimates the future undiscounted cash flows based on management’s intent as follows: (i) for real estate properties that the Company intends to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property; (ii) for real estate properties that the Company intends to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates; and (iii) for costs incurred related to the potential acquisition or development of a real estate property, recoverability is assessed based on the probability that the acquisition or development is likely to occur as of the measurement date.

The use of projected future cash flows is based on assumptions that are consistent with the Company’s estimates of future expectations and the strategic plan it uses to manage its underlying business. However, assumptions and estimates about future cash flows, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to our impairment analyses could impact these assumptions and result in future impairment charges of our real estate properties.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The Company also reviews its investments in unconsolidated entities.  When circumstances indicate there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by estimating its ability to recover its investments from future expected cash flows. If the Company determines the loss in value is other than temporary, the Company will recognize an impairment charge to reflect the investment at fair value. The use of projected future cash flows and other estimates of fair value, the determination of when a loss is other than temporary, and the calculation of the amount of the loss, is complex and subjective. Use of other estimates and assumptions may result in different conclusions. Changes in economic and operating conditions that occur subsequent to the Company’s review could impact these assumptions and result in future impairment charges of its equity investments.

During the years ended December 31, 2011 and 2009, the Company recorded $2,841 and $1,824, respectively of impairment charges related to four consolidated investment properties; Montgomery Plaza, Lake Park Plaza, Grand Traverse Crossing and a vacant Cub Foods store located in Indianapolis, Indiana.  The Company had explored the disposition of these properties and determined that due to the decrease in our estimated hold period, the expected undiscounted cash flows related to these properties no longer supported their current carrying values.  For each property, a letter of intent or contract for sale had been signed, at a price below the properties current carrying value, indicating a reduction in the property’s carrying value.  Therefore, the Company wrote these properties down to their fair value.  Montgomery Plaza and a portion of Lake Park Plaza were subsequently sold at the agreed upon price.  Grand Traverse Crossing and the vacant Cub Foods store are expected to sell during 2012, but are not considered held for sale as there is no assurance these sales will be completed.  No impairment charges related to consolidated investment properties were recorded during the year ended December 31, 2010.

The Company accounts for its convertible notes by separately accounting for the debt and equity components of the notes.  The value assigned to the debt component is the estimated fair value of a similar bond without the conversion feature, which results in the debt being recorded at a discount. The debt is subsequently accreted to its par value over the conversion period with a rate of interest being reflected in earnings that reflects the market rate at issuance. The Company initially recorded $9,412 to additional paid in capital on the accompanying consolidated balance sheets, to reflect the equity portion of the convertible notes.  The debt component is recorded at its fair value, which reflects an unamortized debt discount.  The total principal amount outstanding was $29,215 and $110,000 as of December 31, 2011 and 2010, respectively.

The Company consolidates the operations of a joint venture if it determines that the Company is the primary beneficiary of a variable interest entity (“VIE”).  The primary beneficiary is the party that has a controlling financial interest in the VIE, which is defined as having both of the following characteristics: 1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and 2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.  There are significant judgments and estimates involved in determining the primary beneficiary of a VIE or the determination of who has control and influence of the entity.  When the Company consolidates a VIE, the assets, liabilities and results of operations of the VIE are included in our consolidated financial statements.

In instances where the Company is not the primary beneficiary of a VIE the Company uses the equity method of accounting.  Under the equity method, the operations of a joint venture are not consolidated with the Company’s operations.  Instead, the Company’s share of operations is reflected as equity in earnings (loss) of unconsolidated joint ventures on the consolidated statements of operations and other comprehensive income.  Additionally, the Company’s net investment in the joint venture is reflected as investment in and advances to joint venture as an asset on the consolidated balance sheets.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The fair value of debt is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The fair value of the Company’s debt is estimated to be $317,737 for debt which bears interest at variable rates and $380,456 for debt which bears interest at fixed rates.  The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by the Company’s lenders.  The Company has not elected the fair value option with respect to its debt.  The disclosure is included to provide information regarding the inputs used to determine the fair value of the outstanding debt, in accordance with existing accounting guidance and is not presented in the accompanying consolidated balance sheets at fair value.

Offering costs are offset against the Stockholders’ equity accounts.  Offering costs consist principally of printing, legal, selling and registration costs.

Rental income is recognized on a straight-line basis over the term of each lease.  The difference between rental income earned on a straight-line basis and the cash rent due under provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets.

The Company accrues lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met and the tenant is no longer occupying the property.  Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets.

As a lessor, the Company defers the recognition of contingent rental income, such as percentage/excess rent until the specified target that triggered the contingent rental income was achieved.

The Company periodically reviews the collectability of outstanding receivables.  Allowances are taken for those balances that the Company has reason to believe will be uncollectable, including amounts relating to straight-line rent receivables.  As of December 31, 2011 and 2010, the Company had recorded approximately $2,854 and $4,639, respectively, as an allowance for uncollectable accounts on the accompanying consolidated balance sheets.

The Company may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument.  The Company may designate these derivative financial instruments as hedges and apply hedge accounting, as the instrument to be hedged will expose it to interest rate risk, and the derivative financial instrument is designed to reduce that exposure.  The Company entered into an interest rate swap contract to limit its exposure to variable interest rates.  These derivative instruments were designated as cash flow hedges and therefore qualify for hedge accounting.  The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings.  The ineffective portion of the gain or loss is reported in earnings immediately.

A mortgage receivable is considered impaired if it is probable that the Company will not collect all principal and interest contractually due. The impairment loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan’s effective interest rate or to the fair value of the underlying collateral, less costs to sell, if the loan is collateral dependent. The Company does not accrue interest when a note is considered impaired.  When ultimate collectability of the principal balance of the impaired note is in doubt, all cash receipts on the impaired note are applied to reduce the principal amount of the note until the principal has been recovered and are recognized as interest income thereafter. As of December 31, 2011 and 2010, the Company had a $515 mortgage receivable related to the sale of an investment property.  Based upon the Company’s judgment, its mortgage receivable was not impaired as of December 31, 2011.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Noncontrolling Interests

The Company includes the accounts of all entities in which it holds a controlling financial interest in its consolidated financial statements. A controlling financial interest was typically attributable to the entity with a majority voting interest. However, controlling financial interests may be achieved through arrangements that do not involve voting interests. The controlling financial interest is held by the entity that will absorb a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.

A noncontrolling interest is the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. The ownership interests in the subsidiary that are held by owners other than the parent are noncontrolling interests. Such noncontrolling interests are reported on the consolidated balance sheets within equity, separately from the Company’s equity. On the consolidated statements of operations, revenues, expenses and net income or loss from less-than-wholly-owned subsidiaries are reported at the consolidated amounts, including both the amounts attributable to the Company and noncontrolling interests. Consolidated statements of equity are included for both quarterly and annual financial statements, including beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

Recent Accounting Principles

The Financial Accounting Standards Board (“FASB”“) issued ASU 2011-05 (“the ASU”) aimed at increasing the prominence of other comprehensive income in financial statements by requiring comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income.  The ASU eliminates the option to report other comprehensive income and its components in the statement of changes in stockholder’s equity.  However, the amendments do not change what items are reported in other comprehensive income of the U.S. GAAP requirements to report reclassification of items from other comprehensive income to net income on the face of the financial statements.  The ASU requires retrospective application.  The guidance will be required to be implemented by the Company beginning January 1, 2012.  Management does not anticipate that the impact of the pronouncement will have a significant impact on the financial statements as it is aimed at providing additional information and enhancing presentation and disclosure.

(2)           Investment Securities

At December 31, 2011 and 2010, investment in securities includes $11,075 and $9,053, respectively, of perpetual preferred securities and common securities classified as available-for-sale securities, which are recorded at fair value and $1,000 in each period of preferred securities that are recorded at cost.  The Company determined that these securities should be held at cost because the fair value is not readily determinable and there is no active market for these securities.

Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of other comprehensive income until realized.  The Company has recorded a net unrealized gain of $997 and $3,241 on the accompanying consolidated balance sheets as of December 31, 2011 and 2010, respectively.  Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.  Sales of investment securities available-for-sale during the years ended December 31, 2011, 2010 and 2009 resulted in gains on sale of $1,264, $2,352 and $1,436, respectively, which are included in other income in the accompanying consolidated statements of operations and other comprehensive income.  Dividend income is recognized when received.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The Company evaluates its investments for impairment quarterly.  The Company’s policy for assessing near term recoverability of its available for sale securities is to record a charge against net earnings when the Company determines that a decline in the fair value of a security drops below the cost basis and it believes it to be other than temporary.  During the year ended December 31, 2009, the Company recognized an impairment charge of $2,660 with respect to its investment in perpetual preferred and common securities in the accompanying consolidated financial statements.  Due to various factors, including the extent and duration during which the market price had been below cost, the Company concluded the decline in value was other than temporary.  No such losses were required or recorded for the years ended December 31, 2011 and 2010.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 were as follows:

	Less than 12 months		12 months or longer		Total

Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

REIT Stock	$3,414	(714)	-	-	3,414	(714)

Non REIT Stock	$209	(51)	-	-	209	(51)

(3)           Unconsolidated Joint Ventures

Unconsolidated joint ventures are those where the Company does not have a controlling financial interest in the joint venture or is not the primary beneficiary of a variable interest entity.  The Company accounts for its interest in these ventures using the equity method of accounting.  The Company’s profit/loss allocation percentage and related investment in each joint venture is summarized in the following table.

Joint Venture Entity	Company’s Profit/Loss Allocation Percentage at December 31, 2011	Investment in and advances to unconsolidated joint ventures at December 31, 2011	Investment in and advances to unconsolidated joint ventures at December 31, 2010

IN Retail Fund LLC (a)	50%	$18,304	27,275
NARE/Inland North Aurora I, II & III (b)	45%	-	13,139
Oak Property and Casualty	25%	1,464	1,475
TMK/Inland Aurora Venture LLC (b)	40%	2,320	2,531
PTI Ft Wayne, LLC, PTI Boise LLC, PTI Westfield, LLC (c)(d)	85%	11,100	17,764
INP Retail LP (e)	55%	67,715	33,464
IRC/IREX Venture II LLC (f)	(g)	767	7,968

Investment in and advances to unconsolidated joint ventures		$101,670	103,616

(a)	Joint venture with New York State Teachers Retirement System (“NYSTRS”)
(b)	The profit/loss allocation percentage is allocated after the calculation of the Company’s preferred return.
(c)	Joint venture with Pine Tree Institutional Realty, LLC (“Pine Tree”)
(d)	The Company took control of PTI Ft. Wayne, LLC in 2011 and the property is now consolidated. There is no investment reflected in the current period.
(e)	Joint venture with PGGM Private Real Estate Fund (“PGGM”)
(f)	Joint venture with Inland Private Capital Corporation (“IPCC”). Investment in balance represents our share of the TIC or DST interests.
(g)

The Company’s profit/loss allocation percentage varies based on the ownership interest it hold in the entity that owns a particular property that is in the process of selling ownership interest to outside investors.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Effective June 7, 2010, the Company formed a joint venture with PGGM, a leading Dutch pension fund administrator and asset manager.  In conjunction with the formation, the joint venture established two separate REIT entities to hold title to the properties included in the joint venture.  The joint venture agreement contemplates that, subject to the satisfaction of the conditions described in the governing joint venture documents, the Company will contribute assets from its consolidated portfolio and PGGM will contribute their share of the equity of the properties contributed by the Company and equity for new acquisitions that are identified.  This joint venture may acquire up to $270,000 of grocery-anchored and community retail centers located in Midwestern U.S. markets.  The equity contributed by PGGM, related to properties contributed by the Company, is held in the joint venture and used as the Company’s equity contribution towards future acquisitions.  Under the terms of the agreement, PGGM’s potential equity contribution to the venture may total up to $130,000 and the Company’s maximum equity contribution may total up to $156,000, comprised of net asset contributions.  As of December 31, 2011, PGGM’s remaining commitment is approximately $31,000 and the Company’s is $35,000.  The joint venture expects to acquire additional assets using leverage consistent with its existing business plan during the next year.  The joint venture agreement allows for leverage up to 50 percent of the value of the total portfolio.  The table below presents investment property contributions to and acquisitions by the joint venture during the years ended December 31, 2011 and 2010.

Date	Property	City	State	Gross Value	PGGM’s Contributed Equity	Company’s Contributed Equity

12/15/11	Turfway Commons (a)	Florence	KY	$12,980	$5,823	$7,117
12/07/11	Elston Plaza (a)	Chicago	IL	18,900	9,061	11,074
11/29/11	Brownstones Shopping Center (a)	Brookfield	WI	24,100	10,954	13,388
11/18/11	Woodfield Plaza (b)	Schaumburg	IL	26,966	6,430	7,859
11/15/11	Caton Crossing (b)	Plainfield	IL	12,269	2,060	2,517
11/09/11	Quarry Retail (b)	Minneapolis	MN	36,206	9,198	11,242
09/21/11	Champlin Marketplace (a)	Champlin	MN	12,950	5,978	7,307
09/19/11	Stuart’s Crossing (b)	St. Charles	IL	12,294	2,390	2,922
06/02/11	Village Ten Center (b)	Coon Rapids	MN	14,569	2,921	3,570
06/02/11	Red Top Plaza (a)	Libertyville	IL	19,762	3,728	4,544
03/08/11	The Shops of Plymouth (b)	Plymouth	MN	9,489	1,937	2,368
03/01/11	Byerly’s Burnsville (b)	Burnsville	MN	8,170	3,685	4,504
01/11/11	Joffco Square (a)	Chicago	IL	23,800	4,896	5,996
10/25/10	Diffley Marketplace (a)	Eagan	MN	11,861	2,712	3,315
08/31/10	The Point at Clark (a)	Chicago	IL	28,816	6,464	7,905
07/01/10	Cub Foods (b)	Arden Hills	MN	10,358	4,664	5,701
07/01/10	Shannon Square Shoppes (b)	Arden Hills	MN	5,465	2,464	3,011
07/01/10	Woodland Commons (b)	Buffalo Grove	IL	23,340	10,405	12,717
07/01/10	Mallard Crossing (b)	Elk Grove Village	IL	6,163	2,727	3,333

				$318,458	$98,497	$120,390

(a)                                   These properties were acquired by the joint venture.

(b)                                  These properties were contributed to the joint venture by the Company.

As properties are contributed to the Company’s joint venture with PGGM, the net assets are removed from the consolidated financial statements.  The table below reflects those properties that became unconsolidated during the years ended December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010

Net investment properties	$(76,775)	(33,513)
Acquired lease intangibles, net	(1,228)	(886)
Deferred costs, net	(764)	(161)
Other assets	(1,643)	(1,234)
Mortgages payable	56,521	-
Acquired below market lease intangibles, net	294	33
Other liabilities	2	896
Net assets contributed	$(23,593)	(34,865)

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

PGGM owns a forty-five percent equity ownership interest and the Company owns a fifty-five percent interest in the venture.  The Company is the managing partner of the venture, responsible for the day-to-day activities and earns fees for asset management, property management, leasing and other services provided to the venture.  The Company determined that this joint venture was not a VIE because it did not meet the VIE criteria.  Both partners have the ability to participate in major decisions, as detailed in the joint venture agreement, and therefore, neither partner is deemed to have control of the joint venture.  Therefore, this joint venture is unconsolidated and accounted for using the equity method of accounting.

During the year ended December 31, 2011, the Company took control of Orchard Crossing, a property previously held through its joint venture with Pine Tree and during the year ended December 31, 2010, the Company took control of Algonquin Commons, a property previously owned through its joint venture with NYSTRS.  Prior to the change in control transactions, the Company accounted for its investment in these properties as unconsolidated entities.

The change in control transactions of Orchard Crossing and Algonquin Commons were accounted for as business combinations, which required the Company to record the assets and liabilities of each property at its fair value, which was derived using level three inputs.

The Company valued Orchard Crossing using a third party appraisal.  The consolidation resulted in a loss to the Company of $1,400.  The Company valued Algonquin Commons using a discounted cash flow model, including discount rates and capitalization rates applied to the expected future cash flows of the property.  The Company estimated fair value of the debt by discounting the future cash flows of the instrument at a rate currently offered for similar debt instruments.  NYSTRS agreed to pay the Company approximately $12,000 in connection with and as part of the acquisition of the property.  In addition, the Company agreed to release NYSTRS from future obligations associated with the property.  This consolidation resulted in a gain to the Company of $5,122.  The loss from Orchard Crossing and the gain from Algonquin Commons are reflected as gain (loss) from change in control of investment properties on the accompanying consolidated statements of operations and other comprehensive income.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

	Orchard Crossing December 31, 2011	Algonquin Commons December 31, 2010

Investment properties	$19,800	102,103
Other assets	299	1,642
Total assets acquired	20,099	103,745

Mortgages payable	14,800	91,035
Other liabilities	294	2,610

Net assets acquired	$5,005	10,100

The following table summarizes the investment in Orchard Crossing and Algonquin Commons:

	Orchard Crossing	Algonquin Commons
Investments in and advances to unconsolidated joint ventures prior to change in control transaction	$6,597	16,864
Investments in and advances to unconsolidated joint ventures activity	282	-
Gain (loss) from change in control of investment properties	(1,400)	5,122
Cash received	(499)	(11,886)
Closing credits	25	-
Net assets acquired	$5,005	10,100

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

In April 2009, Inland Exchange Venture Corporation (“IEVC”), a taxable REIT subsidiary (“TRS”) of the Company, entered into a limited liability company agreement with IPCC, a wholly-owned subsidiary of The Inland Group, Inc. (“TIGI”) that was formerly known as Inland Real Estate Exchange Corporation.  The resulting joint venture was formed to continue the Company’s joint venture relationship with IPCC that began in 2006 and to provide replacement properties for investors wishing to complete a tax-deferred exchange through private placement offerings, using properties made available to the joint venture by IEVC.  These offerings are structured to sell tenant-in-common (“TIC”) interests or Delaware Statutory Trust (“DST”) interests, together the “ownership interest,” in the identified property.  The Company executed a joinder to the joint venture agreement, agreeing to perform certain expense reimbursement and indemnification obligations thereunder.  IEVC coordinates the joint venture’s acquisition, property management and leasing functions, and earns fees for providing these services to the joint venture.  The Company will continue to earn property management and leasing fees on all properties acquired for this venture, including after all ownership interests have been sold to the investors.

The joint venture was determined to be a variable interest entity (“VIE”) under ASC Topic 810 and is consolidated by the Company.  Prior to the sale of any ownership interests, the joint venture owns 100% of the ownership interests in the property and controls the major decisions that affect the underlying property; and therefore upon initial acquisition, the joint venture consolidates the property.  At the time of first sale of an ownership interest, the joint venture no longer controls the underlying property as the activities and decisions that most significantly impact the property’s economic performance are now subject to joint control among the co-owners or lender; and therefore, at such time, the property is deconsolidated and accounted for under the equity method (unconsolidated).  Once the operations are unconsolidated, the income is included in equity in earnings (loss) of unconsolidated joint ventures until all ownership interests have been sold.  The table below reflects those properties that became unconsolidated during the years ended December 31, 2011 and 2010, and therefore no longer represent the consolidated assets and liabilities of the VIE.

	December 31, 2011	December 31, 2010

Investment properties	$(109,069)	(20,499)
Acquired lease intangibles	(16,143)	(6,494)
Below market lease intangibles	2,513	168
Mortgages payable	70,413	9,000
Net change to investment in and advances to unconsolidated joint ventures	$(52,286)	(17,825)

During the years ended December 31, 2011 and 2010, the joint venture with IPCC acquired twenty-two and six investment properties, respectively.  During the years ended December 31, 2011 and 2010, the Company earned acquisition and management fees from this venture which are included in fee income from unconsolidated joint ventures on the accompanying consolidated statements of operations and other comprehensive income.  Additionally, in conjunction with the sales, the Company recorded gains of approximately $1,366, $4,555 and $2,766 for the years ended December 31, 2011, 2010 and 2009, respectively, which are included in gain on sale of joint venture interests on the accompanying consolidated statements of operations and other comprehensive income.

During the year ended December 31, 2010, one of the Company’s development joint ventures completed a land parcel sale for approximately $260.  The joint venture recorded a loss on sale of approximately $52.  The Company’s pro rata share of the loss was $24.  During the year ended December 31, 2010 another of the Company’s development joint ventures completed the sale of a fully leased multi-tenant outlot building for approximately $2,350.  The joint venture recorded a gain on sale of approximately $68.  The Company’s pro rata share of the gain, including preferred return, was $68.  The loss and gain are reflected in equity in earnings (loss) of unconsolidated joint ventures for the year ended December 31, 2010.  During the year ended December 31, 2009, one of the Company’s development joint ventures completed a sale of a Walgreens building to a third party for approximately $4,700.  The joint venture recorded a gain on sale of approximately $885.  The Company’s pro rata share of this gain, including its preferred return, was $847, which is reflected in equity in earnings (loss) of unconsolidated joint ventures for the year ended December 31, 2009.  No land sales were completed through our development joint ventures during the year ended December 31, 2011.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The Company’s proportionate share of the earnings or losses related to its unconsolidated joint ventures is reflected as equity in earnings (loss) of unconsolidated joint ventures on the accompanying consolidated statements of operations and other comprehensive income.  Additionally, the Company earns fees for providing property management, leasing and acquisition activities to these ventures.  The Company recognizes fee income equal to the Company’s joint venture partner’s share of the expense or commission in the accompanying consolidated statements of operations and other comprehensive income.  During the year ended December 31, 2011, the Company earned $6,027 in fee income from its unconsolidated joint ventures, as compared to $3,578 and $3,330 for the years ended December 31, 2010 and 2009, respectively.  This fee income increased mostly due to acquisition fees related to sales on properties sold through the Company’s joint venture with IPCC.  Acquisition fees are earned on the IPCC joint venture properties as the interests are sold to the investors.  Additionally, the fee income increased due to an increase in management fees on an increased number of properties in unconsolidated joint ventures.  These fees are reflected on the accompanying consolidated statements of operations and other comprehensive income as fee income from unconsolidated joint ventures.

The operations of properties contributed to the joint ventures by the Company are not recorded as discontinued operations because of the Company’s continuing involvement with these investment properties.  Differences between the Company’s investment in the joint ventures and the amount of the underlying equity in net assets of the joint ventures are due to basis differences resulting from the Company’s equity investment recorded at its historical basis versus the fair value of certain of the Company’s contributions to the joint venture.  Such differences are amortized over depreciable lives of the joint venture’s property assets.  During the years ended December 31, 2011, 2010 and 2009, the Company recorded $2,140, $1,634 and $1,438, respectively, of amortization of this basis difference.

The unconsolidated joint ventures had total outstanding debt in the amount of $394,481 (total debt, not the Company’s pro rata share) at December 31, 2011 that matures as follows:

Joint Venture Entity	2012 (a)	2013	2014	2015	2016	Thereafter	Total

IN Retail Fund LLC	$47,300	33,167	11,687	22,000	8,000	58,780	180,934
NARE/Inland North Aurora I (b)(c)	17,469	-	-	-	-	-	17,469
NARE/Inland North Aurora II (c)	3,549	-	-	-	-	-	3,549
NARE/Inland North Aurora III (c)	13,819	-	-	-	-	-	13,819
PTI Boise LLC (e)	2,700	-	-	-	-	-	2,700
PTI Westfield LLC (f)	7,350	-	-	-	-	-	7,350
TDC Inland Lakemoor LLC (g)	22,105	-	-	-	-	-	22,105
INP Retail LP	22,800	-	-	5,800	-	96,319	124,919
IRC/IREX Venture II LLC	-	-	-	-	-	21,636	21,636

Total unconsolidated joint venture debt	$137,092	33,167	11,687	27,800	8,000	176,735	394,481

(a)    The joint ventures will soon be in discussions with various lenders to extend or restructure this joint venture debt although there is no assurance that the Company, or its joint venture partners, will be able to restructure this debt on terms and conditions the Company find acceptable, if at all.

(b)   The Company has guaranteed approximately $1,100 of one loan included in the 2012 column.

(c)    This loan matured in July 2011.  The joint venture is currently working with the lender to extend this debt.  The joint venture has continued to make monthly debt service payments and the lender has not taken any negative actions with regard to this matured debt.

(d)   This loan matures in October 2012.  In September 2009, the Company purchased the mortgage from the lender at a discount and became a lender to the joint venture.

(e)    This loan matured in December 2011.  The joint venture is currently working with the lender to extend this debt.  The joint venture has continued to make monthly debt service payments and the lender has not taken any negative actions with regards to this matured debt.  The Company has guaranteed approximately $1,200 of this outstanding loan.

(f)    This loan matures in October 2012.  The Company has guaranteed approximately $9,000 of this outstanding loan.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The Company has guaranteed approximately $11,300 of unconsolidated joint venture debt as of December 31, 2011. The guarantees on three mortgage loans are in effect for the entire term of the respective loan as set forth in the loan documents.  The Company is required to pay on a guarantee upon the default of any of the provisions in the respective loan documents, unless the default is otherwise waived.  The Company is required to estimate the fair value of these guarantees and, if material, record a corresponding liability.  The Company has determined that the fair value of such guarantees are immaterial as of December 31, 2011 and accordingly has not recorded a liability related to these guarantees on the accompanying consolidated balance sheets.

When circumstances indicate there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by estimating its ability to recover its investments from future expected cash flows. If the Company determines the loss in value is other than temporary, the Company will recognize an impairment charge to reflect the investment at its fair value, which was derived using level three inputs.  The total impairment loss is recorded at the joint venture level.  The Company’s pro rata share of the loss is included in equity in earnings (loss) of unconsolidated joint ventures on the accompanying consolidated statements of operations and other comprehensive income.  Impairment losses for the years ended December 31, 2011, 2010 and 2009 are presented in the table below.

	Year ended December 31, 2011		Year ended December 31, 2010		Year ended December 31, 2009

Joint Venture Entity	Total impairment	Company’s pro rata share	Total impairment	Company’s pro rata share	Total impairment	Company’s pro rata share

NARE/Inland North Aurora I	$7,371	3,317	5,550	2,498	-	-
NARE/Inland North Aurora II	1,200	540	-	-	3,181	1,431
NARE/Inland North Aurora III	8,816	3,967	-	-	4,276	1,924
PDG/Tuscany Village Venture LLC	-	-	-	-	7,450	1,118
PTI Westfield LLC	-	-	-	-	5,713	4,856
TDC Inland Lakemoor LLC	-	-	-	-	11,299	5,424

	$17,387	7,824	5,550	2,498	31,919	14,753

In addition to the impairment charges above, during the year ended December 31, 2009 the Company recorded $2,872 in impairment loss related to basis differences recorded for interest costs incurred for each project.  This loss is included in provision for asset impairment on the accompanying consolidated statements of operations and other comprehensive income.  No impairment charges related to the basis differences were required or recorded during the years ended December 31, 2011 and 2010.

Additionally, during the years ended December 31, 2011 and 2010, the Company determined that, based on the fair value of the related properties, the investments in certain development joint ventures were not recoverable. Therefore, the following impairment losses were recorded to reflect the investments at fair value, which were derived using level three inputs and are included in provision for asset impairment for the years ended December 31, 2011 and 2010 on the accompanying consolidated statements of operations and other comprehensive income.  No impairment adjustments were required or recorded during the year ended December 31, 2009.

Joint Venture Entity	Year ended December 31, 2011	Year ended December 31, 2010

NARE/Inland North Aurora I	$382	3,933
NARE/Inland North Aurora II	1,535	1,500
NARE/Inland North Aurora III	3,306	2,584
PDG/Tuscany Village Venture LLC	-	6,809
TDC Inland Lakemoor LLC	-	3,364

	$5,223	18,190

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Summarized financial information for the unconsolidated joint ventures is as follows:

	December 31, 2011	December 31, 2010
Balance Sheet:

Assets:
Investment in real estate, net	$702,178	506,809
Other assets	92,271	61,243

Total assets	$794,449	568,052

Liabilities:
Mortgage payable	$394,481	281,496
Other liabilities	59,171	44,976

Total liabilities	453,652	326,472

Total equity	340,797	241,580

Total liabilities and equity	$794,449	568,052

Investment in and advances to unconsolidated joint ventures	$101,670	103,616

	December 31, 2011	December 31, 2010	December 31, 2009
Statement of Operations:

Total revenues	$72,806	69,327	72,377
Total expenses (a)	(93,563)	(81,717)	(112,243)

Loss from continuing operations	$(20,757)	(12,390)	(39,866)

Inland’s pro rata share of loss from continuing operations (b)	$(8,124)	(4,365)	(16,494)

(a)                                   Total expenses include impairment charges in the amount of $17,387, $5,550 and $31,919 for the years ended December 31, 2011, 2010 and 2009, respectively.

(b)                                  IRC’s pro rata share includes the amortization of certain basis differences and an elimination of IRC’s pro rata share of the management fee expense.

Financial Information of Individually Significant Unconsolidated Joint Ventures

Following is summarized financial information for INP Retail LP, NARE/Inland North Aurora, LLC and NARE/Inland North Aurora III, LLC.  For financial reporting purposes, the Company considers these joint ventures to be individually significant unconsolidated joint ventures.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

INP Retail LP

	December 31, 2011	December 31, 2010
Balance Sheet:

Assets:
Investment in real estate, net	$318,326	86,435
Other assets	39,245	13,928

Total assets	$357,571	100,363

Liabilities:
Mortgage payable	$124,919	20,100
Other liabilities	21,326	9,085

Total liabilities	146,245	29,185

Total equity	211,326	71,178

Total liabilities and equity	$357,571	100,363

	December 31, 2011	December 31, 2010
Statement of Operations:

Total revenues	$20,892	3,737
Total expenses	(23,075)	(5,573)

Loss from continuing operations	$(2,183)	(1,836)

NARE/Inland North Aurora LLC

	December 31, 2011	December 31, 2010
Balance Sheet:

Assets:
Investment in real estate, net	$13,966	21,664
Other assets	275	316

Total assets	$14,241	21,980

Liabilities:
Mortgage payable	$17,469	17,469
Other liabilities	268	257

Total liabilities	17,737	17,726

Total equity	(3,496)	4,254

Total liabilities and equity	$14,241	21,980

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

	December 31, 2011	December 31, 2010	December 31, 2009
Statement of Operations:

Total revenues	$713	605	654
Total expenses (a)	(8,816)	(6,998)	(855)

Loss from continuing operations	$(8,103)	6,393	(201)

(a)                                   Total expenses include impairment charges in the amount of $7,371 and $5,550 for the years ended December 31, 2011 and 2010, respectively.  No impairment charges were required or recorded during the year ended December 31, 2009.

NARE/Inland North Aurora III LLC

	December 31, 2011	December 31, 2010
Balance Sheet:

Assets:
Investment in real estate, net	$12,502	21,307
Other assets	19	48

Total assets	$12,521	21,355

Liabilities:
Mortgage payable	$13,819	13,819
Other liabilities	106	101

Total liabilities	13,925	13,920

Total equity	(1,404)	7,435

Total liabilities and equity	$12,521	21,355

	December 31, 2011	December 31, 2010	December 31, 2009
Statement of Operations:

Total revenues	$-	-	-
Total expenses (a)	(9,498)	(734)	(4,494)

Loss from continuing operations	$(9,498)	(734)	(4,494)

(a)                                   Total expenses include impairment charges in the amount of $8,816, and $4,276 for the years ended December 31, 2011 and 2009, respectively, as discussed above.  No impairment charges were required or recorded during the year ended December 31, 2010.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

	December 31, 2011	December 31, 2010	December 31, 2009
Statement of Cash Flows:

Net cash used in operating activities	$(639)	(641)	(249)
Net cash used in investing activities	(11)	-	(317)
Net cash provided by financing activities	660	635	493

Net increase (decrease) in cash and cash equivalents	10	(6)	(73)

Cash and cash equivalents at beginning of year	4	10	83

Cash and cash equivalents at end of year	$14	4	10

Supplemental disclosure of cash flow information

Cash paid for interest, net of capitalized interest	$575	585	657

(4)           Fair Value Disclosures

In some instances, certain of the Company’s assets and liabilities are required to be measured or disclosed at fair value according to a fair value hierarchy pursuant to relevant accounting literature.  This hierarchy ranks the quality and reliability of the inputs used to determine fair values, which are then classified and disclosed in one of three categories.  The three levels of the fair value hierarchy are:

•	Level 1 - quoted prices in active markets for identical assets or liabilities.
•	Level 2 - quoted prices in active markets for similar assets or liabilities; quoted prices in markets that are not active; and model-derived valuations whose inputs are observable.
•	Level 3 - model-derived valuations with unobservable inputs that are supported by little or no market activity

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their classifications within the fair value hierarchy levels.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

For assets and liabilities measured at fair value on a recurring basis, quantitative disclosure of the fair value for each major category of assets and liabilities is presented below:

	Fair value measurements at December 31, 2011 using

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities	$11,075	-	-

Total assets	$11,075	-	-

Derivative interest rate instruments liabilities (a)	$-	8,396	-
Variable rate debt (b)	-	-	317,737 (b)
Fixed rate debt (b)	-	-	380,456 (b)

Total liabilities	$-	8,396	698,193

	Fair value measurements at December 31, 2010 using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description

Available for sale securities	$9,053	-	-

Total assets	$9,053	-	-

Derivative interest rate instruments liabilities (a)	$-	2,092	-
Variable rate debt (b)	-	-	236,793
Fixed rate debt (b)	-	-	551,089

Total liabilities	$-	2,092	787,882

(a)           The Company entered into this interest rate swap as a requirement under a mortgage loan closed in 2010.

(b)          The disclosure is included to provide information regarding the inputs used to determine the fair value of the outstanding debt, in accordance with existing accounting guidance and is not presented in the accompanying consolidated balance sheets at fair value.

The fair value of debt is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The Company estimates the fair value of its total debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by the Company’s lenders.  The Company has not elected the fair value option with respect to its debt.  The Company’s financial instruments, principally escrow deposits, accounts payable and accrued expenses, and working capital items, are short term in nature and their carrying amounts approximate their fair value at December 31, 2011 and 2010.

The following table summarizes activity for the Company’s assets measured at fair value on a non-recurring basis.  The Company recognized certain non-cash impairment charges to write down the investments to their fair values in the years ended December 31, 2011 and 2010.  The asset groups that were impaired to fair value through this evaluation were:

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

	Year ended December 31, 2011		Year ended December 31, 2010

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Loss	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Total Impairment Loss

Investment properties (included in discontinued operations)	$2,950	2,841	-	-
Investment in and advances to unconsolidated joint ventures	-	5,223	13,593	18,190

	$2,950	8,064	13,593	18,190

The Company estimates the fair value of its investment properties and unconsolidated joint venture properties by using income and market valuation techniques.  The Company may estimate fair values, using market information such as broker opinions of value, recent sales data for similar assets, negotiated letters of intent or discounted cash flow models, which primarily rely on Level 3 inputs.  The cash flow models include estimated cash inflows and outflows over a specified holding period.  These cash flows may include contractual rental revenues, projected future rental revenues and expenses and forecasted tenant improvements and lease commissions based upon market conditions determined through discussion with loan real estate professionals, experience the Company has with its other owned investment properties in such markets and expectations for growth.  Capitalization rates and discount rates utilized in these models are estimated by management based upon rates that management believes to be within a reasonable range of current market rates for the respective properties based upon an analysis of factors such as property and tenant quality, geographical location and local supply and demand observations.  To the extent the Company under estimates forecasted cash outflows (tenant improvements, lease commissions and operating costs) or over estimates forecasted cash inflows (rental revenue rates) the estimated fair value of its real estate assets could be overstated.

The Company periodically reviews its investment in unconsolidated entities for impairment.  The estimated fair value is based on reviews of the expected cash flows to be received from the respective ventures and other observable inputs.  In some instances, the Company may perform a discounted cash flow analysis on an unconsolidated entity’s underlying assets.  The cash flows are comprised of unobservable inputs including expected and forecasted inflows and outflows over a specific holding period.

(5)           Mortgages and Notes Receivable

In September 2009, the Company purchased the mortgage on its development property held through its unconsolidated joint venture, PTI Boise LLC, at a discount to its face value.  As a result of this transaction, the Company became the lender to the joint venture and recorded a note receivable of $3,700 and a deferred gain in the amount of $1,000 related to the discount received for early payoff.  During the three months ended December 31, 2009, the Company reduced the mortgage receivable to the joint venture by the $1,000 deferred gain and wrote off this amount.  The joint venture recorded this $1,000 as a gain on the early extinguishment of debt.  This note receivable is included in investment in and advances to unconsolidated joint ventures.

In conjunction with the sale of Montgomery Plaza in Montgomery, Illinois, the Company gave a purchase money mortgage to the buyer in the amount of $515.  The buyer is required to pay interest only on a monthly basis at a rate of 6.0% per annum, as well as monthly payments for taxes and insurance.  The balance of the mortgage, and any unpaid interest, taxes and insurance are to be paid on May 1, 2012.  The Company recorded $31, $31 and $22 of interest income for the years ended December 31, 2011, 2010 and 2009, respectively.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(6)           Transactions with Related Parties

The Company pays affiliates of TIGI for various administrative services, including, but not limited to, payroll preparation and management, data processing, insurance consultation and placement, property tax reduction services and mail processing.  These TIGI affiliates provide these services at cost.  TIGI, through its affiliates, beneficially owns approximately 12.8% of the Company’s outstanding common stock.  For accounting purposes however, the Company is not directly affiliated with TIGI or its affiliates.

Amounts paid to TIGI and/or its affiliates for services and office space provided to the Company are set forth below.

	December 31, 2011	December 31, 2010	December 31, 2009

Investment advisor	$99	92	84
Loan servicing	121	113	134
Property tax payment/reduction work	238	188	184
Computer services	980	532	680
Other service agreements	438	364	254
Broker commissions	383	290	-
Office rent and reimbursements	411	410	514

Total	$2,670	1,989	1,850

In April 2009, Inland Exchange Venture Corporation (“IEVC”), a TRS of the Company, entered into a limited liability company agreement with IPCC, a wholly-owned subsidiary of TIGI.  The resulting joint venture was formed to facilitate IEVC’s participation in tax-deferred exchange transactions pursuant to Section 1031 of the Internal Revenue Code using properties made available to the joint venture by IEVC.  The Company executed a joinder to the joint venture agreement, agreeing to perform certain expense reimbursement and indemnification obligations thereunder.  IEVC coordinates the joint venture’s acquisition, property management and leasing functions, and earns fees for providing these services to the joint venture.  The Company will continue to earn property management and leasing fees on all properties acquired for this venture, including after all interests have been sold to the investors.

During the years ended December 31, 2011 and 2010, the Company paid a total of $242 and $470, respectively, in mortgage brokerage fees to Grubb & Ellis Company (“Grubb & Ellis”).  One of the Company’s directors, Joel Simmons, had an indirect personal interest as a broker in these transactions.  Mr. Simmons is an executive vice president of Grubb & Ellis.  Mr. Simmons also owns a non-material amount of shares of Grubb & Ellis stock.  Thomas P. D’Arcy, one of the Company’s independent directors, is the president, chief executive officer and a member of the board of directors of Grubb & Ellis.  Mr. D’Arcy did not participate in these transactions and does not have a material interest in them.  No mortgage brokerage fees were paid to Grubb & Ellis during the year ended December 31, 2009.

(7)           Stock Option Plan

The Company adopted the Independent Director Stock Option Plan (“Plan”) with the commencement of our first offering in 1994.  A total of 50 shares were authorized and reserved for issuance under this Plan.  Only independent directors were eligible to participate in the Plan.  The Plan granted each Independent Director an option to acquire 3 shares of common stock as of the date they become a director and an additional 1 share on the date of each annual stockholders’ meeting.  The options for the initial 3 shares granted are exercisable as follows: 1 share on the date of grant and 1 share on each of the first and second anniversaries of the date of grant.  The succeeding options are exercisable on the second anniversary of the date of grant.  As of December 31, 2011, options to purchase all 50 authorized shares were issued, of which 29 have been exercised and 6 were retired.  The remaining options have exercise prices ranging from $10.45 to $15.62 per share.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

In 2005, the Company adopted the 2005 Equity Award Plan (“2005 Plan”).  The 2005 Plan governs grants of equity based awards to our officers, employees and directors.  A total of 42 options have been issued to board members and a total of 21 have been issued to certain of the Company’s executive officers as of December 31, 2011, of which one has been exercised.  The outstanding options have exercise prices ranging from $6.85 to $19.96 per share.

(8)               Discontinued Operations

During the years ended December 31, 2011, 2010 and 2009, the Company sold a total of ten investment properties and a portion of three investment properties.  The following table summarizes the properties sold, date of sale, indebtedness repaid, approximate sales proceeds (net of closing costs), gain on sale and whether the sale qualified as part of a tax deferred exchange.

Property Name	Date of Sale	Indebtedness repaid	Sales Proceeds (net of closing costs)	Gain (loss) on Sale	Tax Deferred Exchange

Wisner-Milwaukee Plaza	January 30, 2009	-	3,679	1,883	No
Western-Howard Plaza	February 10, 2009	-	1,709	117	No
Montgomery Plaza	April 8, 2009	-	193	-	No
Lake Park Plaza (partial)	April 30, 2009	-	1,618	8	No
Park Center Plaza (partial)	April 30, 2010	-	829	521	No
Springboro Plaza	August 5, 2010	5,510	6,790	230	No
Northgate Center	September 1, 2010	6,211	1,726	(9)	No
Homewood Plaza	November 29, 2010	-	2,375	1,108	No
Schaumburg Golf Road Retail	February 14, 2011	-	2,090	197	No
Park Center Plaza (partial)	August 18, 2011	-	2,977	358	No
Rose Plaza East & West	October 7, 2011	-	4,899	895	No
Orland Park Retail	October 28, 2011	-	920	59	No

If the Company determines that an investment property meets the criteria to be classified as held for sale, it suspends depreciation on the assets held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases and customer relationship values.  The assets and liabilities associated with those assets would be classified separately on the consolidated balance sheets for the most recent reporting period.  As of December 31, 2011, there were no properties classified as held for sale.

On the accompanying consolidated balance sheets at December 31, 2011 and 2010, the Company has recorded $260 and $264, respectively of assets related to discontinued operations and $66 and $38, respectively of liabilities related to discontinued operations.  These amounts are reflected as a component of other assets and other liabilities on the accompanying consolidated balance sheets.  Additionally, for the years ended December 31, 2011, 2010 and 2009, the Company has recorded income (loss) from discontinued operations of ($302), $2,132, and $3,415, respectively, including gains on sale of $1,510, $1,490 and $2,009, respectively.  The Company does not disclose a detailed breakout of discontinued operations as the results are not material to the consolidated financial statements.

During the six months ended June 30, 2012, the Company sold two investment properties and classified one as held for sale, which it had not classified as held for sale as of December 31, 2011.  The results of operations from such properties have been reclassified as income from discontinued operations for the years ended December 31, 2011, 2010 and 2009.  The effect of the reclassifications resulted in a decrease to income from discontinued operations of $2,246 for the year ended December 31, 2011 and increases of $294 and $242 for the years ended December 31, 2010 and 2009, respectively.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(9)               Operating Leases

Minimum lease payments under operating leases to be received in the future, excluding rental income under master lease agreements and assuming no expiring leases are renewed are as follows:

2012	$98,997
2013	90,119
2014	77,130
2015	65,454
2016	54,132
Thereafter	185,554

Total	$571,386

Pursuant to the lease agreements, tenants of the property are required to reimburse the Company for some or all of the particular tenant’s pro rata share of the real estate taxes and operating expenses of the property.  Such amounts are not included in the future minimum lease payments above, but are included in tenant recoveries on the accompanying consolidated statements of operations and other comprehensive income.

Certain tenant leases contain provisions providing for “stepped” rent increases.  U.S. GAAP requires the Company to record rental income for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease.  The accompanying consolidated financial statements include increases of $1,562 and $1,579 and a decrease of $732 for the years ended December 31, 2011, 2010 and 2009, respectively, of rental income for the period of occupancy for which stepped rent increases apply and $19,633 and $18,071 in related accounts receivable as of December 31, 2011 and 2010, respectively.  The Company anticipates collecting these amounts over the terms of the leases as scheduled rent payments are made.

(10)  Income Taxes

The Company is qualified and has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (“the Code”), for federal income tax purposes commencing with the tax year ended December 31, 1995.  Since the Company qualifies for taxation as a REIT, the Company generally is not subject to federal income tax on taxable income that is distributed to stockholders.  A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its taxable income to stockholders, subject to certain adjustments.  If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company engages in certain activities through Inland Venture Corporation (“IVC”) and IEVC, wholly-owned TRS entities.  These entities engage in activities that would otherwise produce income that would not be REIT qualifying income.  The TRS entities are subject to federal and state income and franchise taxes from these activities.

The Company had no uncertain tax positions as of December 31, 2011.  The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of December 31, 2011. The Company has no material interest or penalties relating to income taxes recognized in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2011, 2010 and 2009 or in the consolidated balance sheets as of December 31, 2011 and 2010. As of December 31, 2011, returns for the calendar years 2007 through 2010 remain subject to examination by U.S. and various state and local tax jurisdictions.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Income taxes have been provided for on the asset and liability method, as required by existing guidance.  Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

IVC and IEVC’s benefit (expense) provision for income taxes for the years ended December 31, 2011, 2010 and 2009 is summarized as follows:

	2011	2010	2009
Current:

Federal	$(753)	(553)	(608)
State	(191)	(212)	(136)

Deferred:

Federal	2,179	3,437	3,891
State	696	1,348	898

Valuation Allowance	(1,299)	(4,739)	(3,532)

Total income tax benefit (expense)	$632	(719)	513

The actual income tax expense of IVC and IEVC for the years ended December 31, 2011, 2010 and 2009 differs from the “expected” income tax expense (computed by applying the appropriate U.S. Federal income tax rate to earnings before income taxes) as a result of the following:

	2011	2010	2009

Computed “expected” income tax expense (34%)	$1,437	3,307	3,636
State income taxes, net Federal income tax effect	344	858	516
Prior period deferred adjustment	-	(117)	-
Permanent differences	150	(44)	(107)
Change in valuation allowance	(1,299)	(4,739)	(3,532)
Other	-	16	-

	$632	(719)	513

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The components of the deferred tax assets and deferred tax liabilities relating to IVC and IEVC at December 31, 2011 and 2010 were as follows:

	December 31, 2011	December 31, 2010

Deferred Tax Assets
Building and improvements, principally due to differences in depreciation	$123	65
Deferred interest expense	421	421
Amortization of organization costs	20	22
Equity in earnings of unconsolidated joint ventures and amortization of basis differences	21	16
Asset impairments	13,237	10,389
Capitalized real estate taxes	154	12
Capitalized interest	352	351

Gross deferred tax assets	14,328	11,276

Valuation allowance	(9,570)	(8,271)

Total deferred tax assets	$4,758	3,005

Deferred Tax Liabilities
Straight-line rent	1	40
Investment in joint ventures	794	538
Depreciation	-	40

Total deferred tax liabilities	$795	618

Net deferred tax assets	$3,963	2,387

The Company estimated its income tax expense relating to IVC and IEVC using a combined federal and state rate of approximately 40% for the tax years ended December 31, 2011 and 2010 and 39% for the tax year ended December 31, 2009.

Deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversal of existing taxable temporary difference, future projected taxable income and tax planning strategies.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company has considered various factors, including future reversals of existing taxable temporary differences, projected future taxable income and tax-planning strategies in making this assessment.  The Company recorded $9,570, $8,271 and $3,532 as a valuation allowance against its deferred tax assets for the years ended December 31, 2011, 2010 and 2009, respectively.  The balance of deferred tax assets and deferred tax liabilities are included in other assets and other liabilities, respectively, on the accompanying consolidated balance sheets.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(11)             Distributions

For federal income tax purposes, distributions may consist of ordinary dividend income, non-taxable return of capital, capital gains or a combination thereof.  Distributions to the extent of the Company’s current and accumulated earnings and profits for federal income tax purposes are taxable to the recipient as either ordinary dividend income or capital gain distributions.  Distributions in excess of these earnings and profits (calculated for income tax purposes) will constitute a non-taxable return of capital rather than ordinary dividend income or a capital gain distribution and will reduce the recipient’s basis in the shares to the extent thereof, and thereafter will constitute taxable gain. Distributions in excess of earnings and profits that reduce a recipient’s basis in the shares have the effect of deferring taxation of the amount of the distribution until the sale of the stockholder’s shares.

In order to maintain the Company’s status as a REIT, the Company must distribute at least 90% of its taxable income, subject to certain adjustments, to its stockholders.  For the years ended December 31, 2011 and 2010, the Company’s taxable income was $29,570 and $32,544, respectively.  The Company declared distributions to its common stockholders totaling $50,589 and $49,008 or $0.57 on an annual basis per share for the years ended December 31, 2011 and 2010, respectively.  Future distributions are determined by the Company’s board of directors.  The Company expects to continue paying distributions to maintain its status as a REIT.  The Company annually notifies its stockholders of the taxability of distributions paid during the preceding year.  The following table sets forth the taxability of distributions on common shares, on a per share basis, paid in 2011 and 2010:

	2011 (a)	2010 (b)

Ordinary income	$0.332	0.391
Non-taxable return of capital	0.238	0.179
Qualified Dividends (c)	0.016	0.008

(a)

The December distribution declared on December 19, 2011, with a record date of January 3, 2012 and a payment date of January 17, 2012, is reportable for tax purposes in 2012 and is not reflected in the 2011 allocation.

(b)

The December distribution declared on December 17, 2010, with a record date of December 31, 2010 and payment date of January 18, 2011, is reportable for tax purposes in 2011 and is not reflected in the 2010 allocation.

(c)	Represents additional characterization of amounts included in Ordinary income

Holders of our Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors, cumulative preferential cash distributions based on the stated rate and liquidation preference per annum.  The Company declared $948, or $0.38 per share, during the year ended December 31, 2011.  The following table sets forth the taxability of distributions on preferred shares, on a per share basis, paid in 2011:

2011 (a)

Ordinary income	$0.389
Qualified dividends (b)	0.019

(a)

The December distribution declared on December 15, 2011, with a record date of January 1, 2012 and a payment date of January 17, 2012, is reportable for tax purposes in 2012 and is not reflected in the 2011 allocation.

(b)	Represents additional characterization of amounts included in Ordinary income

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(12)  Secured and Unsecured Debt

The following table presents the principal amount of total debt maturing each year, including monthly annual amortization of principal, based on debt outstanding at December 31, 2011:

	2012	(a)	2013		2014		2015	2016	Thereafter		Total	Fair Value	(b)

Fixed rate debt	$35,871		3,963		163,746	(c) (d)	20,564	1,262	140,247		365,653	380,456
Weighted average interest rate	5.22%		-		5.27%		6.50%	-	5.67%		5.49%	-

Variable rate debt	$33,764	(e)	14,800	(f)	236,200	(g)	-	-	50,000	(h)	334,764	317,737
Weighted average interest rate	4.38%		3.24%		2.75%		-	-	3.50		3.05%	-

(a)

Approximately $66,700 of the Company’s mortgages payable mature during 2012. The Company will soon be in discussions with the lenders to refinance the maturing debt or will use available cash and / or borrowings under its unsecured line of credit facility to repay this debt.

(b)

The fair value of debt is the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by its lenders (Level 3).

(c)

Included in the debt maturing in 2014 are the Company’s convertible notes issued during 2010, which mature in 2029. They are included in 2014 because that is the earliest date these notes can be redeemed or the note holders can require the Company to repurchase their notes. The total for convertible notes above reflects the total principal amount outstanding, in the amount of $29,215. The consolidated balance sheets reflect the value of the notes including the remaining unamortized discount of $1,352.

(d)

The Company has agreed through a guaranty and a separate indemnification agreement to be liable upon a default under the Algonquin Commons mortgage loan documents. The maturing debt includes the Company’s total potential liability under the guaranty and the indemnity agreement, which is approximately $18,800.

(e)

The Company has guaranteed a mortgage for $2,700, included in the maturing debt and would be required to make a payment on this guarantee upon the default of any of the provisions in the loan document, unless the default is otherwise waived.

(f)

The Company has guaranteed approximately $7,400 of this mortgage and would be required to make a payment on this guarantee upon the default of any of the provision in the loan document, unless the default is otherwise waived.

(g)

Included in the debt maturing during 2014 are the Company’s unsecured line of credit facility and $150,000 term loan, totaling $230,000. After the amendments completed in June 2011, the Company pays interest only during the term of these facilities at a variable rate equal to a spread over LIBOR, in effect at the time of the borrowing, which fluctuates with the Company’s leverage ratio. As of December 31, 2011, the weighted average interest rate on outstanding draws on the line of credit facility was 2.81%, and the interest rate on the term loan was 2.81%. These credit facilities require compliance with certain covenants, such as debt service ratios, minimum net worth requirements, distribution limitations and investment restrictions. As of December 31, 2011, the Company was in compliance with these financial covenants.

(h)

Included in the thereafter column is the Company’s $50,000 term loan which matures in November 2018. The Company pays interest only during the term of this loan at a variable rate, with an interest rate floor of 3.5%. This term loan requires compliance with certain covenants, such as debt service ratios, minimum net worth requirements, distribution limitations and investment restrictions. As of December 31, 2011, the Company was in compliance with these financial covenants.

Mortgages Payable

The Company’s mortgages payable are secured by certain of the Company’s investment properties.  Mortgage loans outstanding as of December 31, 2011 were $391,202 and had a weighted average interest rate of 5.27%.  Of this amount, $336,437 had fixed rates ranging from 4.85% to 7.65% and a weighted average fixed rate of 5.54% as of December 31, 2011.  The remaining $54,765 of mortgage debt represented variable rate loans with a weighted average interest rate of 3.63% as of December 31, 2011.  As of December 31, 2011, scheduled maturities for the Company’s outstanding mortgage indebtedness had various due dates through January 2022.  The majority of the Company’s mortgage loans require monthly payments of interest only, although some loans require principal and interest payments, as well as reserves for taxes, insurance and certain other costs.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Derivative Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions.  The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risk, including interest rate, liquidity and credit risk primarily by managing the amount, sources, and duration of its debt funding and, to a limited extent, the use of derivative instruments.

Specifically, the Company has entered into derivative instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates.  The Company’s derivative instruments, described below, are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments principally related to certain of the Company’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objective in using interest rate derivatives is to manage exposure to interest rate movements and add stability to interest expense.  To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The Company currently utilizes one interest rate swap to hedge the variable cash flows associated with variable-rate debt.  The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in other comprehensive income (expense) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company has entered into one interest rate swap contract as a requirement under a secured mortgage and the hedging relationship is considered to be perfectly effective as of December 31, 2011.

Amounts reported in other comprehensive income (expense) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt.  The Company estimates that an additional $1,846 will be reclassified from other comprehensive income (expense) as an increase to interest expense over the next twelve months.

As of December 31, 2011 and 2010, the Company had the following outstanding interest rate derivative that is designated as a cash flow hedge of interest rate risk:

Interest Rate Derivative	Notional

Interest Rate Swap	$60,000

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

The table below presents the fair value of the Company’s derivative financial instrument as well as its classification on the consolidated balance sheets as of December 31, 2011 and 2010.

	Liability Derivatives As of December 31, 2011		Liability Derivatives As of December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as cash flow hedges:
Interest rate swaps	Other liabilities	$8,396	Other liabilities	$2,092

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations and other comprehensive income for the years ended December 31, 2011 and 2010.  The Company had no derivative instruments outstanding for the year ended December 31, 2009.

	December 31, 2011	December 31, 2010

Amount of loss recognized in OCI on derivative	$(8,369)	(2,093)
Amount of loss reclassified from accumulated OCI into interest expense	2,065	62

Unrealized loss on derivatives	$(6,304)	(2,031)

Credit-risk-related Contingent Features

Derivative financial investments expose the Company to credit risk in the event of non-performance by the counterparties under the terms of the interest rate hedge agreements.  The Company believes it minimizes the credit risk by transacting with major creditworthy financial institutions.

The Company has an agreement with its derivative counterparty that contains a provision which provides that if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligation.

As of December 31, 2011, the fair value of derivatives in a liability position related to these agreements was $8,396. If the Company breached any of the contractual provisions of the derivative contracts, it would be required to settle its obligations under the agreements at their termination value of $9,447.

Unsecured Credit Facilities

On June 24, 2010, the Company entered into an amended and restated term loan agreement and completed a fourth amendment to its line of credit facility, together, the “Credit Agreements.”  Under the term loan agreement, the Company borrowed, on an unsecured basis, $150,000.  The aggregate commitment of the Company’s line is $250,000, which includes a $100,000 accordion feature.  The access to the accordion feature is at the discretion of the current lending group.  If approved, the terms for the funds borrowed under the accordion feature would be current market terms and not the terms of the existing line of credit facility.  The lending group is not obligated to approve access to the additional funds.

Obligations under this amendment were scheduled to mature on June 21, 2013.  Borrowings under the Credit Agreements bore interest at a variable rate equal to either 300 basis points over LIBOR, with a floor of 150 basis points, or 200 basis points over the alternate base rate.  In conjunction with this amendment, the Company paid approximately $4,400 in fees and costs.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

On March 11, 2011, the Company entered into amendments to the Credit Agreements to remove the limit on the lowest base interest rate for borrowings, or the “floor” rate.  Borrowings under the amended credit agreements bear interest at a variable rate equal to either 325 basis points over LIBOR or 225 basis points over the alternate base rate.  In conjunction with these amendments, the Company paid approximately $750 in fees and costs.

On June 23, 2011, the Company entered into amendments to the Credit Agreements to, among other things, (1) extend the maturity date of the credit agreements by one year to June 21, 2014; (2) reduce the spread between the interest rate on Company borrowings and the base rate applicable to any particular borrowing (e.g., LIBOR) to a graduated rate that varies with the Company’s leverage ratio; (3) reduce the percentage used to generate the fee to be paid by the Company for unused capacity on the line of credit facility; (4) remove the Company’s one-time right to increase the leverage ratio from 0.60 to 0.65 for two consecutive quarters; and (5) lower the capitalization rate and implied debt service rate, which will result in certain loan covenants becoming more favorable to the Company.  In conjunction with these amendments, the Company paid approximately $1,350 in fees and costs.

The Company pays interest only, on a monthly basis during the term of the Credit Agreements, with all outstanding principal and unpaid interest due upon termination of the Credit Agreements.  The Company is also required to pay, on a quarterly basis, an amount less than 1% per annum on the average daily funds remaining under this line.  As of December 31, 2011 and 2010, the outstanding balance on the line of credit facility was $80,000 and $45,000, respectively.  As of December 31, 2011, the Company had up to $70,000 available under its line of credit facility, not including the accordion feature.  Availability under the line of credit facility may be limited due to covenant compliance requirements in the Credit Agreements.

On November 15, 2011, the Company entered into an unsecured loan agreement with Wells Fargo Bank, National Association as lender pursuant to which the company received $50,000 of loan proceeds.  The loan matures on November 15, 2018.  The Company pays interest only, on a monthly basis, with all outstanding principal and unpaid interest due upon the maturity date.  The loan will accrue interest at an effective rate calculated in accordance with the loan documents, provided, however, that in no event will the interest rate on the outstanding principal balance be less than 3.5% per annum.  The Company may not prepay the loan in whole or in part prior to November 15, 2014.  On or after that date, the Company may prepay the loan in its entirety or in part, together with all interest accrued and may incur a prepayment penalty in conjunction with such prepayment.  In conjunction with this loan, the Company paid approximately $500 in fees and costs.

Convertible Notes

On November 13, 2006, the Company issued $180,000 aggregate principal amount of 4.625% convertible senior notes due 2026 (“Old Notes”).  During the year ended December 31, 2010, the Company repurchased $15,000 of these notes at their face value and exchanged notes with a face value of $29,215 for new 5.0% convertible senior notes due 2029 (“New Notes”).  During the year ended December 31, 2011, the Company repurchased the outstanding Old Notes pursuant to their terms.  As of December 31, 2011, a total of $29,215 in principal face amount of New Notes remained outstanding.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Interest on the notes is payable semi-annually.  The New Notes mature on November 15, 2029 unless repurchased, redeemed or converted in accordance with their terms prior to that date.  The earliest date holders of the New Notes may require the Company to repurchase their notes in whole or in part was November 15, 2014.  Prior to November 21, 2014, the Company may not redeem the New Notes prior to the date on which they mature except to the extent necessary to preserve its status as a REIT.  However, on or after November 21, 2014, the Company may redeem the New Notes, in whole or in part, subject to the redemption terms in the note.  Following the occurrence of certain change in control transactions, the Company may be required to repurchase the New Notes in whole or in part for cash at 100% of the principal amount of the New Notes to be repurchased plus accrued and unpaid interest.

Holders of the New Notes may convert their notes into cash or a combination of cash and common stock, at the Company’s option, at any time on or after October 15, 2029, but prior to the close of business on the second business day immediately preceding November 15, 2029, and also following the occurrence of certain events.  Subject to certain exceptions, upon a conversion of New Notes the Company will deliver cash and shares of its common stock, if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 30 day trading period.  The conversion rate as of December 31, 2011, for each $1 principal amount of New Notes was 102.8807 shares of our common stock, subject to adjustment under certain circumstances.  This is equivalent to a conversion price of approximately $9.72 per share of common stock.

At December 31, 2011 and 2010, the Company has recorded $183 and $650 of accrued interest related to the convertible notes, respectively.  This amount is included in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

The Company accounts for its convertible notes by separately accounting for the debt and equity components of the notes. The value assigned to the debt component is the estimated fair value of a similar bond without the conversion feature, which results in the debt being recorded at a discount. The debt is subsequently accreted to its par value over the conversion period with a rate of interest being reflected in earnings that reflects the market rate at issuance. The Company initially recorded $9,412 to additional paid in capital on the accompanying consolidated balance sheets, to reflect the equity portion of the convertible notes. The debt component is recorded at its fair value, which reflects an unamortized debt discount. The following table sets forth the net carrying values of the debt and equity components included in the consolidated balance sheets at December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010

Equity Component (a)	$9,321	9,279

Debt Component	$29,215	110,000
Unamortized Discount (b)	(1,352)	(2,640)

Net Carrying Value	$27,863	107,360

(a)           The equity component is net of unamortized equity issuance costs of $91 and $133 at December 31, 2011 and 2010, respectively.

(b)          The unamortized discount was amortized into interest expense on a monthly basis through November 2011 for the Old Notes and will be amortized into interest expense on a monthly basis through November 2014 for the New Notes.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Total interest expense related to the convertible notes for the years ended December 31, 2011, 2010 and 2009 was calculated as follows:

	December 31, 2011	December 31, 2010	December 31, 2009

Interest expense at coupon rate	$4,725	5,554	6,457
Discount amortization	1,288	1,426	1,422

Total interest expense (a)	$6,013	6,980	7,879

(a)           The effective interest rate of the Old Notes was 5.875% and the effective interest rate of the New Notes is 7.0%, which is the rate at which a similar instrument without the conversion feature could have been obtained in November 2006 and August 2010, respectively.

During the year ended December 31, 2011, the Company identified and corrected for an immaterial error related to the accounting for convertible note extinguishments that occurred in 2010, 2009 and 2008.  The Company had incorrectly reduced the carrying amount of the debt extinguished by its fair value rather than its face value at the date of extinguishment.  The adjustment resulted in an increase to accumulated distributions in excess of net income and a decrease to convertible notes by approximately $3,005 to correct this immaterial error on the Consolidated Balance Sheet as of December 31, 2010. The adjustment also increased gain on extinguishment of debt by approximately $1,481 in the Consolidated Statements of Operations and Other Comprehensive Income for the year ended December 31, 2010 and will increase gain on extinguishment of debt by approximately $998 and $526 for the years ended December 31, 2009 and 2008, respectively.

(13)             Earnings per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) by the basic weighted average number of common shares outstanding for the period (the “common shares”).  Diluted EPS is computed by dividing net income (loss) by the common shares plus shares issuable upon exercise of existing options or other contracts.  As of December 31, 2011 and 2010, options to purchase 77 and 71 shares of common stock, respectively, at exercise prices ranging from $6.85 to $19.96 per share were outstanding.  These options were not included in the computation of basic or diluted EPS as the effect would be immaterial or anti-dilutive.  Convertible notes are included in the computation of diluted EPS using the if-converted method, to the extent the impact of conversion is dilutive.

As of December 31, 2011, 192 shares of common stock issued pursuant to employment agreements were outstanding, of which 99 have vested.  Additionally, the Company issued 69 shares pursuant to employment incentives of which 42 have vested and six have been cancelled.  The unvested shares are excluded from the computation of basic EPS but reflected in diluted EPS by application of the treasury stock method unless the effect would be immaterial or anti-dilutive.

The following is reconciliation between weighted average shares used in the basic and diluted EPS calculations, excluding amounts attributable to noncontrolling interests:

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

	Year ended December 31, 2011		Year ended December 31, 2010		Year ended December 31, 2009

Numerator:
Income (loss) from continuing operations	$(6,752)		(608)		6,211
Income (loss) from discontinued operations	(302)		2,132		3,415
Net income (loss)	(7,054)		1,524		9,626
Net income attributable to the noncontrolling interest	(130)		(306)		(417)
Net income (loss) attributable to Inland Real Estate Corporation	(7,184)		1,218		9,209
Dividends on preferred shares	(948)		-		-
Net income (loss) attributable to common stockholders	$(8,132)		1,218		9,209

Denominator:
Denominator for net income (loss) per common share – basic:
Weighted average number of common shares outstanding	88,530		85,951		78,441
Effect of dilutive securities:
Unvested restricted shares	-	(a)	-	(a)	63	(b)
Denominator for net income (loss) per common share – diluted:
Weighted average number of common and common equivalent shares outstanding	88,530		85,951		78,504

(a)           Unvested restricted shares of common stock, the effect of which would be anti-dilutive, were 103 and 85 as of December 31, 2011 and 2010, respectively.  These shares were not included in the computation of diluted EPS because a loss from continuing operations was reported.

(b)          Unvested restricted shares of common stock have a dilutive impact, although it is not material to the periods presented.

In November 2009, the Company entered into a three-year Sales Agency Agreement with BMO Capital Markets Corp. (“BMO”) to offer and sell shares of its common stock having an aggregate offering amount of up to $100 million from time to time through BMO, acting as sales agent.  Offers and sales of shares of its common stock, if any, may be made in privately negotiated transactions (if the Company and BMO have so agreed in writing) or by any other method deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the New York Stock Exchange or to or through a market maker.  The Company has referred to this arrangement with BMO in this report on Form 10-K as its ATM issuance program.  As of December 31, 2011, the Company has issued an aggregate of approximately 3,816 shares of its common stock pursuant to the ATM issuance program, since inception.  The Company received net proceeds of approximately $31,691 from the issuance of these shares, which reflects approximately $32,504 in gross proceeds, offset by approximately $813 in commissions and fees.  The Company may use the proceeds for general corporate purposes, which may include repayment of mortgage indebtedness secured by its properties, acquiring real property through wholly-owned subsidiaries or through the Company’s investment in one or more joint venture entities or repaying amounts outstanding on the unsecured line of credit facility, among other things.  As of December 31, 2011, approximately $67,496 remains available for sale under this issuance program.

In May 2009, the Company completed an equity offering of approximately 17,135 common shares at a price of $6.50 per share.  Net of underwriting fees, the offering provided net proceeds to the Company of approximately $106,400, excluding offering costs.

(14)             Deferred Stock Compensation

The Company has agreed to issue common stock to certain officers of the Company pursuant to employment agreements entered into with these officers and employment incentives.  As of December 31, 2011, the Company has issued the following shares, net of cancelled shares:

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

Fiscal year shares issued	Shares issued pursuant to employment agreements	Shares issued pursuant to employment incentives	Average share price on the date of issuance	Aggregate value of shares issued pursuant to employment agreements	Aggregate value of shares issued pursuant to employment incentives	Deferred stock compensation

Prior to 2004	5	-	$11.00	$60	$-	$-
2004	32	14	12.93	411	184	-
2005	19	10	15.18	290	147	-
2006	8	7	16.01	129	108	-
2007	5	5	17.36	92	81	8
2008	13	5	14.45	186	74	22
2009	41	8	7.83	322	63	96
2010	28	4	8.41	235	40	146
2011	41	10	8.76	357	83	312

	192	63		$2,082	$780	$584

The share price of the issued shares is determined by averaging the high and low selling price on the date of issue, as reported by the New York Stock Exchange.  Prior to 2004, the share value was determined to be equal to the last price at which the Company sold shares, prior to its listing on the New York Stock Exchange.  Each officer vests an equal portion of shares over a five-year vesting period, beginning one year from the date of issuance of the award.  The officers may receive additional restricted shares of the Company’s common stock, which are also subject to a five-year vesting period.  The number of these shares is to be determined based upon the future performance of the Company.  Salary expense of $397, $353 and $400 were recorded in connection with the vesting of these shares, for the years ended December 31, 2011, 2010 and 2009, respectively.

(15)             Segment Reporting

Guidance regarding the disclosures about segments of an enterprise and related information requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise.  The Company owns and acquires well located open air retail centers.  The Company currently owns investment properties located in the States of Florida, Georgia, Illinois, Indiana, Kentucky, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, New Mexico, Ohio, Pennsylvania, Tennessee, Washington and Wisconsin.  These properties are typically anchored by grocery and drug stores, complemented with additional stores providing a wide range of other goods and services.

The Company assesses and measures operating results on an individual property basis for each of its investment properties based on property net operating income.  Management internally evaluates the operating performance of the properties as a whole and does not differentiate properties by geography, size or type.  The Company aggregates its properties into one reportable segment since all properties are open air retail centers.  Accordingly, the Company has concluded that is has a single reportable segment.

(16)             Commitments and Contingencies

The Company is subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business.  While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the financial statements of the Company.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(17)             Subsequent Events

On January 17, 2012, the Company paid a cash distribution of $0.169271 per share on the outstanding shares of its preferred stock to stockholders of record at the close of business on January 1, 2012.

On January 17, 2012, the Company announced that it had declared a cash distribution of $0.169271 per share on the outstanding shares of its preferred stock.  This distribution was payable on February 15, 2012 to the stockholders of record at the close of business on February 1, 2012.

On January 17, 2012, the Company paid a cash distribution of $0.0475 per share on the outstanding shares of its common stock to stockholders of record at the close of business on January 3, 2012.

On January 18, 2012, the Company announced that it had declared a cash distribution of $0.0475 per share on the outstanding shares of its common stock.  This distribution was payable on February 17, 2012 to the stockholders of record at the close of business on January 31, 2012.

On February 15, 2012, the Company paid a cash distribution of $0.169271 per share on the outstanding shares of its preferred stock to stockholders of record at the close of business on February 1, 2012.

On February 15, 2012, the Company announced that it had declared a cash distribution of $0.169271 per share on the outstanding shares of its preferred stock.  This distribution is payable on March 15, 2012 to the stockholders of record at the close of business on March 1, 2012

On February 17, 2012, the Company paid a cash distribution of $0.0475 per share on the outstanding shares of its common stock to stockholders of record at the close of business on January 31, 2012.

On February 17, 2012, the Company announced that it had declared a cash distribution of $0.0475 per share on the outstanding shares of its common stock.  This distribution is payable on March 19, 2012 to the stockholders of record at the close of business on February 29, 2012.

On February 21, 2012, the Company contributed Riverdale Commons, Riverdale Commons Outlot, Michael’s and Home Goods, all located in Coon Rapids, Minnesota to its joint venture with PGGM.  Upon contribution, these four investment properties will be reported as a single property.  The gross contribution value was $31,970.

On February 24, 2012, the Company’s joint venture with PGGM purchased Silver Lake Village from an unaffiliated third party for $36,300.  The property is located in St. Anthony, Minnesota and contains 159,303 square feet of leasable area.  In conjunction with the acquisition, the PGGM joint venture assumed a first mortgage loan in the amount of $20,000.

On February 24, 2012, the Company purchased Woodbury Commons from an unaffiliated third party for $10,300.  The property is located in Woodbury, Minnesota and contains 116,197 square feet of leasable area.  The Company intends to contribute this property to its joint venture with PGGM during the first half of 2012.

Our employment agreements with our executive officers expired on December 31, 2011.  Our executive officers continue to serve at the discretion of our board of directors.  We are currently negotiating and intend to sign new employment agreements with our executive officers during the first half of 2012.

INLAND REAL ESTATE CORPORATION

Notes to Consolidated Financial Statements

December 31, 2011

(18)  Quarterly Operating Results (unaudited)

The following represents results of operations for the quarters during the years 2011 and 2010

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Total revenue	$34,216	42,808	42,737	45,684
Income (loss) from continuing operations	2,093	2,290	(10,293)	(842)
Net income (loss) attributable to common stockholders	194	2,653	(10,318)	(661)
Income (loss) from continuing operations per common share, basic and diluted	(0.01)	0.03	(0.12)	(0.01)
Net income (loss) per common share, basic and diluted	0.01	0.03	(0.12)	(0.01)

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Total revenue	$41,181	41,080	39,611	41,901
Income (loss) from continuing operations	2,262	7,377	(7,508)	(2,739)
Net income (loss) attributable to common stockholders	4,018	6,868	(6,936)	(2,732)
Income (loss) from continuing operations per common share, basic and diluted	0.02	0.09	(0.09)	(0.03)
Net income (loss) per common share, basic and diluted	0.04	0.08	(0.08)	(0.03)